                                                                    EXHIBIT 23.4

                         Consent of Independent Auditors

The Board of Directors and Stockholders
Integrated Business Systems and Services, Inc.
Columbia, South Carolina

We hereby consent to the use in this Registration Statement on Form SB-2, as amended, of Integrated Business Systems and Services, Inc., of our report dated February 27, 2004 relating to the audited consolidated financial statements of Integrated Business Systems and Services, Inc., as of December 31, 2003 and 2002, and for the each of the three years in the period ended December 31, 2003. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

/s/ Scott McElveen, L.L.P.

Scott McElveen, L.L.P.

Columbia, South Carolina
May 3, 2004